                                            Contact:     Bohn H. Crain
                                                         Chief Financial Officer
                                                         Stonepath Group
                                                         (215) 979-8370


                       STONEPATH GROUP (AMEX:STG) REPORTS
                         DOUBLE-DIGIT GROWTH IN REVENUES

                       UPDATES 2003 NET EARNINGS GUIDANCE

    ________________________________________________________________________

PHILADELPHIA, PA, August 14, 2003 - Stonepath Group (AMEX: STG), a global logistics services organization, today reported financial results for the three and six months ended June 30, 2003.

     For the second quarter of 2003, Stonepath reported revenues of $54.4 million, up from $32.7 million for the same period a year ago. Income from continuing operations was $759,000 for the second quarter compared to $558,000 for the same period a year ago. After giving effect to a loss from discontinued operations of $355,000 in the second quarter of 2003 and $892,000 in preferred stock dividends in the second quarter of 2002, net income attributable to common stockholders improved $738,000 with the Company reporting net income attributable to common stockholders of $404,000 or $0.01 per basic and diluted share for the second quarter of 2003, as compared to a net loss attributable to common stockholders of $334,000 or $0.02 per basic and diluted share for the second quarter of 2002.

     For the six months ended June 30, 2003, Stonepath reported revenues of $99.8 million, up from $45.8 million for the same period a year ago. Income from continuing operations was $1.0 million for the six months ended June 30, 2003 compared to a loss from continuing operations of $406,000 for the same period a year ago. After giving effect to a loss from discontinued operations of $355,000 in the first six months of 2003 and $1.8 million in preferred stock dividends in the first six months of 2002, net income attributable to common stockholders improved $2.9 million, with the Company reporting net income attributable to common stockholders of $679,000, or $0.03 per basic and $0.02 per diluted share for the six months ended June 30, 2003, as compared to a net loss attributable to common stockholders of $2.2 million, or a loss of $0.10 per basic and diluted share for the six months ended June 30, 2002.

Acquisition Update

         "Despite the drain on resources we have experienced as a result of our on-going discussions with the SEC, we accomplished a lot on the acquisition front and have welcomed three new businesses to our network over the past 45 days," said Dennis Pelino, the Company's Chief Executive Officer. "On August 11, we announced the completion of the G-Link transaction, which significantly broadens our presence in Southeast Asia and establishes two new Stonepath offices in Singapore and Cambodia. On July 17, we announced the completion of the acquisition of the business of Customs Services International, Inc., ("CSI") a Miami-based international freight forwarder and leading customs broker that considerably enhances Stonepath's presence in Miami and provides us with a powerful platform to service Central America, South America, and the Caribbean. And on June 20, we completed our acquisition of the business of Regroup Express, LLC, ("Regroup") a Sterling, Virginia-based provider of transportation logistics services primarily to government agencies and defense suppliers. This acquisition enhances our presence in the Washington, D.C. market and provides us with a powerful Government Services platform focused on serving the logistics needs of U.S. government agencies and contractors. Based on historical 2002 revenues, these three transactions combine to provide incremental annual revenues of approximately $50.0 million to the Stonepath platform."

SEC Discussion Update

         Bohn Crain, the Company's Chief Financial Officer said, "We have also advanced our conversations with the Securities and Exchange Commission with respect to our allocation of purchase price for certain of our acquired companies. In summary, we continue to believe that the work of our independent valuation firm to value the customer relationship intangible asset was well grounded. However, we have concluded that protracted dialogue with the SEC around valuing customer relationships is not practical for Stonepath and we are moving to embrace an alternative approach suggested by the SEC. As a result, we submitted our initial conclusions to the SEC earlier this week which contemplates an additional $4.9 million being reclassified from goodwill to a customer relationship amortizable asset and a reduction in the estimated useful life over which the asset is amortized to 10 years from 15 years. Although there are no assurances that our initial conclusions will be accepted by the SEC, based on this revised approach an additional $556,000 in non-cash charges would be recorded for calendar year 2002 and an additional $257,000 in non-cash charges would be recorded for the six month period ending June 30, 2003. If our approach is accepted by the SEC, we expect to amend our historical financial statements accordingly. Assuming we receive concurrence from the SEC over the near term, we would intend to complete these amendments by the end of the third quarter. As previously discussed, these adjustments are non-cash items and would not affect the Company's net cash position in any prior or future period and will not affect earnings before interest, taxes, depreciation and amortization, or EBITDA. We are eager to get this accounting issue behind us so we can return 100% of our attention to the execution of our plan to build a world-class logistics organization.

         "Mr. Crain continued: "In adopting this alternative approach, we will see an increase in non-cash costs related to the amortization of the customer relationship intangible asset flowing through our financial statements. On a GAAP basis, our customer relationships will appear to be diminishing in value, when in fact we are growing our customer relationships and creating value. Because of the potential discrepancy between our GAAP-based financials and the economic reality of our business resulting from these non-cash charges, we believe EBITDA will be a useful non-GAAP financial measure going forward." For the second quarter of 2003, EBITDA was $720,000, or $0.02 per diluted share, as compared to $774,000 or $0.04 per diluted share for the same period a year ago. Excluding the $355,000 loss from discontinued operations, EBITDA improved $301,000 quarter over quarter.

         For the six months ended June 30, 2003, EBITDA was $1.3 million, or $0.04 per diluted share, as compared to negative EBITDA of $82,000 for the same period a year ago. Excluding the $750,000 litigation settlement and the $355,000 loss from discontinued operations, EBITDA improved $2.5 million compared to the same period a year ago. A reconciliation of the EBITDA amounts to the most directly comparable GAAP measure is included later in this release.

Full Year 2003 Outlook

         "The first six months were encouraging, with top line revenue growth of $54 million, or 118%, year-over-year," said Company CEO Dennis L. Pelino. "However, we faced administrative and operational challenges in a number of areas that adversely affected our performance. These factors, which will have a financial impact on our full year projection, included items previously reported."


         Pelino pointed specifically to the $1 million of non-recurring expenses associated with the settlement of issues pertaining to Stonepath's predecessor company, Net Value Holdings, and an administrative delay in the completion of the G-Link transaction caused largely by SARS which frustrated travel throughout Asia. In addition, key financial and legal resources were diverted to the SEC discussions, and integration challenges associated with customer-specific supply chain solutions in the domestic platform took longer and cost more than anticipated. These issues delayed the operational benefits and revenue base otherwise expected from our acquisition strategy and caused some of the units within our domestic group to perform below expectations.

         Pelino added,"Our international division is operating effectively and efficiently in all integration and operational areas while posting solid results year-on-year." Stonepath still has work to do over the balance of 2003 to fully integrate the acquired companies, Pelino noted. "I remain completely confident that the management team and our business model will perform very strongly in the months and years to come," he said. "We have established ourselves as one of the leading industry competitors in a very brief period. There will be bumps in the road, but we know how to handle them. We are dealing with them head-on, while continuing to build a strong organization for the long-term benefit of our investors, our employees and our customers."

         "We will continue to work aggressively over the second half of the year to position ourselves for improved profitability in 2004, and hopefully, will not have any further distractions like the SEC discussions, which had a significant impact on management focus and resources usually dedicated to running our day-to-day business. We will continue to invest in the business through the integration of the companies we have acquired, the continued development of our global network, the roll-out of our Tech-Logis operating platform and the funding of our expanded sales force to drive organic growth."

         For 2003 the Company is maintaining its EBITDA guidance of $8.5 million although net earnings guidance is being reduced to the range of $6.3 million, based on an expected $210.0 million in revenue. This guidance includes the benefit of the recent acquisitions, on-going costs of integration, non-recurring costs experienced through June and an estimated $500,000 of costs which we expect to incur in connection with the on-going discussions with the SEC.

         After giving effect for the full year impact of an incremental $517,000 of non-cash charges contemplated as part of the on-going conversations with the SEC and excluding any tax benefit that may result from the recognition of a deferred tax asset that could be recorded later this year, we are projecting $5.8 million in adjusted net earnings for 2003 with no change in projected EBITDA of $8.5 million.

         A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

                                                          (amounts in millions)
                                                       Unadjusted           Adjusted**
                                                       Earnings             Earnings
                                                       Guidance             Guidance
                                                       --------             --------
     Net income                                          $6.3                 $5.8
     Income taxes                                          .3                   .3
     Interest expense                                      .2                   .2
     Depreciation and amortization                        1.7                  2.2
                                                       -------              -------
     Earnings before interest, taxes, depreciation
     and amortization (EBITDA)                           $8.5                 $8.5


**Gives effect for an estimated $517,000 in non-cash charges associated with the Company's on-going discussions with the SEC with respect to valuing the customer relationship intangible asset.


Investor Conference Call
------------------------
Stonepath Group will host a conference call for shareholders and the investing community on Friday, August 15, 2003 at 11:00am, ET to discuss the contents of the release and its ongoing dialogue with the SEC. The call can be accessed by dialing (800) 344-0961 and is expected to last approximately 30 minutes. Callers are requested to dial in 5 minutes before the start of the call. An audio replay will be available for one week after the teleconference by dialing (800) 642-1687 and using the following code: 2070208.

About Stonepath Group (AMEX:STG)
--------------------------------
Stonepath Group (www.stonepath.com) is building a global logistics services organization that integrates established logistics companies with innovative technologies. Stonepath offers a full-range of time-definite transportation and distribution solutions. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at (212) 254-8280.

This Press Release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "guidance," "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. While it is impossible to identify all of the factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenues consistent with recent results, (ii) our ability to maintain current operating margins, (iii) our ability to identify, acquire, integrate and manage additional businesses in a manner which does not dilute our earnings per share; (iv) our ability to obtain the capital necessary to make additional acquisitions, (v) the uncertainty of future trading prices of our common stock and the impact such trading prices may have upon our ability to utilize common stock to facilitate our acquisition strategy, (vi) the uncertain effect on the future trading price of our common stock associated with the dilution upon the conversion or exercise of outstanding convertible securities, (vii) our dependence on certain large customers, (viii) our dependence upon certain key personnel, (ix) an unexpected adverse result in any legal proceeding, (x) the scarcity and competition for the operating companies we need to acquire to implement our business strategy, (xi) competition in the freight forwarding, logistics and supply chain management industry, (xii) the impact of current and future laws affecting the Company's operations, (xiii) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve,
(xiv) regional disruptions in transportation, (xv) the resolution of the Company's discussions with the SEC over the manner in which the Company has allocated the consideration paid in its acquisitions to the identifiable assets of the businesses acquired by the Company (which may result in the restatement of earnings to reflect additional non-cash charges), and (xvi) other factors which are or may be identified from time to time in our Securities and Exchange Commission filings and other public announcements, including our most recent Annual Report on Form 10-K for the year ended December 31, 2002. In prior forward-looking guidance, we had assumed that each of our operating companies, on a stand-alone basis, would deliver the level of pre-tax operating income necessary to fully achieve the earn-out payments under each of their acquisition agreements. Our present guidance no longer relies upon that assumption based on year to date performance of certain of our operating units, and since some of our most recent acquisitions establish earn-out levels based upon forecasted, rather than current levels of earnings. There can be no assurance that these and other factors will not affect the accuracy of such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.


                                     # # #

                              STONEPATH GROUP, INC.
                      Condensed Consolidated Balance Sheets


                                                                     June 30, 2003          December 31, 2002

                                                                     --------------         -----------------
Assets                                                                (UNAUDITED)
------


Current assets:
   Cash                                                           $         360,131      $          2,266,108
   Accounts receivable, net                                              26,111,674                21,799,983
   Other current assets                                                   2,253,212                 1,002,695
                                                                     --------------         -----------------

          Total current assets                                           28,725,017                25,068,786

Goodwill and acquired intangibles, net                                   31,776,465                26,801,761
Furniture and equipment, net                                              6,754,063                 3,233,677
Other assets                                                              1,418,302                 1,509,347
                                                                     --------------         -----------------

                                                                  $      68,673,847      $         56,613,571
                                                                     ==============         =================




Liabilities and Stockholders' Equity
------------------------------------
Current liabilities:
   Line of credit - bank                                           $      5,618,000       $             -
   Accounts payable                                                      11,754,894                12,873,703
   Accrued expenses                                                       4,130,994                 2,981,375
   Earn-out payable                                                            -                    3,879,856
                                                                            607,382                      -
   Interim financing agreement, current portion                      --------------         -----------------

           Total current liabilities                                     22,111,270               19,734,934

Interim financing agreement, net of current portion                       1,353,570                     -
                                                                     ---------------        -----------------

               Total liabilities                                         23,464,840               19,734,934
                                                                     ---------------        -----------------

Commitments and Contingencies

Stockholders' equity:
 Preferred stock, $.001 par value, 10,000,000 shares authorized;
      Series D, convertible, issued and outstanding: 360,745 shares
      (Liquidation preference: $21,644,700)                                     361                       361
 Common stock, $.001 par value, 100,000,000 shares authorized;
   Issued and outstanding: 29,037,973 and 23,453,414 shares at
   2003 and 2002, respectively                                               29,038                   23,453
   Additional paid-in capital                                           203,833,429              196,235,064
   Accumulated deficit                                                 (158,585,031)            (159,263,835)
   Deferred compensation                                                    (68,790)                (116,406)
                                                                     ---------------        -----------------

               Total stockholders' equity                                45,209,007               36,878,637
                                                                     ---------------        -----------------

                                                                   $     68,673,847       $       56,613,571
                                                                     ===============        =================

                              STONEPATH GROUP, INC.
                      Consolidated Statements of Operations
                                   (UNAUDITED)

                                               Three months ended June 30,          Six months ended June 30,
                                              -------------------------------    --------------------------------
                                                 2003               2002            2003                2002
                                              -------------     -------------    --------------     -------------
Total revenue                              $    54,407,172   $    32,689,603  $     99,772,376   $    45,755,163
Cost of transportation                          40,302,074        23,903,884        73,483,638        32,549,853
                                              -------------     -------------    --------------     -------------

Net revenue                                     14,105,098         8,785,719        26,288,738        13,205,310

Personnel costs                                  7,003,018         4,526,918        13,566,098         7,119,994
Other selling, general
   and administrative costs                      6,354,438         3,753,798        10,964,756         6,600,057
 Litigation settlement                                 -                 -             750,000               -
                                              -------------     -------------    --------------     -------------

Income (loss) from operations                      747,642           505,003         1,007,884          (514,741)

Other income, net                                   54,620            53,317            84,127           108,774
                                              -------------     -------------    --------------     -------------

Income (loss) from continuing
   operations before income taxes                  802,262           558,320         1,092,011          (405,967)
Income taxes                                        42,995               -              58,216               -
                                              -------------     -------------    --------------     -------------

Income (loss) from continuing operations           759,267           558,320         1,033,795          (405,967)

Loss from discontinued operations, net            (354,991)              -            (354,991)              -
of  tax                                       -------------     -------------    --------------     -------------

Net income (loss)                                  404,276           558,320           678,804          (405,967)

Preferred stock dividends                              -            (892,116)              -          (1,779,888)
                                              -------------     -------------    --------------     -------------

Net income (loss) attributable
   To common stockholders                 $        404,276  $       (333,796)  $       678,804   $    (2,185,855)
                                              =============     =============    ==============     =============

Basic earnings (loss) per common share -
   Continuing operations(1)               $           0.02  $          (0.02)  $          0.04   $         (0.10)
   Discontinued operations                           (0.01)              -               (0.01)              -
                                              -------------     -------------    --------------     -------------

   Earnings (loss) per common share       $           0.01  $          (0.02)  $           0.03  $         (0.10)
                                              =============     =============    ==============     =============

Diluted earnings (loss) per common
share -
   Continuing operations(1)               $           0.02  $          (0.02)  $          0.03   $         (0.10)
   Discontinued operations                           (0.01)               -              (0.01)              -
                                              -------------     -------------    --------------     -------------

   Earnings (loss) per common share       $           0.01  $          (0.02)  $          0.02   $         (0.10)
                                              =============     =============    ==============     =============


Basic weighted average shares                   28,410,129        21,227,481        26,597,540        21,066,192
outstanding
                                              =============     =============    ==============     =============

Diluted weighted average shares and
share equivalents outstanding                   38,082,567        21,227,481        35,305,458        21,066,192
                                              =============     =============    ==============     =============

(1) Includes effect of preferred stock dividends in 2002.

                              STONEPATH GROUP, INC.
                Reconciliation of EBITDA to Net Income (Loss) and
                     Net Cash Used in Operating Activities
                                   (UNAUDITED)


As used in this report, EBITDA means earnings before interest, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful method of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that although securities analysts frequently use EBITDA in their evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash used in operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with accounting principles generally accepted in the United States of America.

The following is a reconciliation of EBITDA to both net income (loss) and net cash used in operating activities:

                                                               Three months ended June 30,
                                                            ---------------------------------
                                                                2003               2002
                                                            ---------------------------------

EBITDA                                                    $       719,676  $       773,575
Depreciation and amortization                                    (295,618)        (233,063)
Interest income (expense), net                                     (4,561)          17,808
Income taxes                                                      (15,221)            -
                                                            --------------     --------------

                                            Net income    $       404,276  $       558,320
                                                            ==============     ==============

Cash flow from operating activities:
Net income (loss)                                         $       404,276  $       558,320
Adjustments to reconcile net income (loss) to net
      cash used in operating activities:
      Depreciation and amortization                               295,618          233,063
      Stock-based compensation                                     23,808              344
      Issuance of common stock in litigation                      350,000              -
      settlement
      Discontinued operations - issuance of common
      stock to consultant                                         128,000              -
      Loss on disposal of furniture and equipment                     -                846
Changes in assets and liabilities, net of effect of acquisitions:
      Accounts receivable                                      (6,700,297)      (3,589,935)
      Other assets                                             (1,101,949)          80,687
      Accounts payable and accrued expenses                     3,483,688        1,609,524
                                                            --------------     --------------

             Net cash used in operating activities        $    (3,116,856) $    (1,107,151)
                                                            ==============     ==============


                                                               Six months ended June 30,
                                                            ---------------------------------
                                                                2003               2002
                                                            ---------------------------------

EBITDA                                                    $    1,342,717   $        (82,138)
Depreciation and amortization                                   (603,563)          (413,743)
Interest income (expense), net                                    (2,134)            89,914
Income taxes                                                     (58,216)               -
                                                            --------------     --------------

                                     Net income (loss)    $      678,804   $       (405,967)
                                                            ==============     ==============

Cash flow from operating activities:
Net income (loss)                                         $      678,804   $       (405,967)
Adjustments to reconcile net income (loss) to net
      cash used in operating activities:
      Depreciation and amortization                              603,563            413,743
      Stock-based compensation                                    47,616             48,282
      Issuance of common stock in litigation                     350,000                -
      settlement
      Discontinued operations - issuance of common
      stock to consultant                                        128,000                -
      Loss on disposal of furniture and equipment                    -                4,208
Changes in assets and liabilities, net of effect of
acquisitions:
      Accounts receivable                                     (4,311,691)        (1,715,635)
      Other assets                                            (1,069,842)           (59,375)
      Accounts payable and accrued expenses                     (213,966)        (1,962,253)
                                                            --------------     --------------

             Net cash used in operating activities      $     (3,787,516)   $    (3,676,997)
                                                            ==============     ==============